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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



                                 Date of Report:
                                   MAY 8, 1997
                        (Date of Earliest Event Reported)


                                   CYRK, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


              0-21878                            04-3081657
   (Commission File Number)          (I.R.S. Employer Identification No.)


                        3 POND ROAD, GLOUCESTER, MA 01930
                    (Address of Principal Executive Offices)
                                   (Zip Code)


                                 (508) 283-5800
              (Registrant's Telephone Number, Including Area Code)


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ITEM 5. OTHER EVENTS.


     On May 7, 1997, the registrant entered into an Agreement and Plan of Merger with Simon Marketing, Inc. ("Simon") pursuant to which Simon will be merged into a newly formed, wholly-owned subsidiary of the registrant. Simon is a privately-held, Los Angeles based global promotion agency which was founded in 1976 and whose clients include McDonald's, Blockbuster Entertainment and Chevron. Simon has approximately 450 employees in 10 offices in the United States, Canada, Europe and Asia.

     The purchase price to be paid by the registrant consists of $45 million to be paid to Simon's stockholders at closing and approximately $13 million to be paid to other equity holders and key employees of Simon, of which approximately $4 million will be paid at closing and $9 million will be paid over four years following the closing. An additional $5 million of purchase price is payable to the Simon stockholders within two years following the closing if Simon achieves certain earnings goals. The purchase price is payable approximately one-half in cash and one-half in shares of the registrant's common stock. The transaction is expected to be accretive to the registrant's 1997 earnings and, combined with registrant's recent acquisitions, would provide a 1996 pro forma revenue base of approximately $700 million. Closing of the transaction is subject to certain customary conditions and is expected to be completed in approximately 30 days.

     Information contained in this report, other than historical information, should be considered forward looking and reference is made to the registrant's "Cautionary Statement/Factors Affecting Future Results" filed with the Securities and Exchange Commission.




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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CYRK, INC.



Date: May 8, 1997                        By:  /s/ Dominic F. Mammola
                                              -------------------------
                                              Dominic F. Mammola
                                              Chief Financial Officer